As filed with the US Securities and Exchange Commission on May 16, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

BURFORD CAPITAL LIMITED
(Exact name of registrant as specified in its charter)

Guernsey (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
____________________
Oak House, Hirzel Street
St. Peter Port
Bailiwick of Guernsey
GY1 2NP
(Address of principal executive offices, including zip code)
____________________
 BURFORD CAPITAL LIMITED 2025 OMNIBUS INCENTIVE COMPENSATION PLAN
BURFORD CAPITAL DEFERRED COMPENSATION PLAN
(Full title of the plan)
____________________
Puglisi & Associates
850 Library Avenue
Suite 204
Newark, Delaware 19711
(Name and address of agent for service)
(302) 738-6680
(Telephone number, including area code, of agent for service)
____________________
Copies to:
Mark N. Klein
General Counsel and Chief Administrative Officer
350 Madison Avenue
New York, New York 10017
Telephone: (212) 235-6820
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the US Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) of Burford Capital Limited (the “Registrant”) has been prepared in accordance with the requirements of Form S-8 under the US Securities Act of 1933, as amended (the “Securities Act”), to register up to (i) 16,500,000 ordinary shares, no par value per ordinary share, of the Registrant (“Ordinary Shares”) to be reserved for issuance under the Burford Capital Limited 2025 Omnibus Incentive Compensation Plan (the “2025 Omnibus Incentive Compensation Plan”) and (ii) 6,600,000 Ordinary Shares to be reserved for issuance under the Burford Capital Deferred Compensation Plan (the “NQDC Plan”).

The maximum number of Ordinary Shares that may be issued under the 2025 Omnibus Incentive Compensation Plan shall be the sum of 16,500,000 Ordinary Shares plus the number of Ordinary Shares subject to outstanding awards under the Burford Capital 2016 Long Term Incentive Plan, as amended and renewed on May 13, 2020 (the “Prior Plan”), that expire or become unexercisable, or are forfeited, canceled or otherwise terminated, in each case, without delivery of Ordinary Shares or cash therefor, and would have become available again for grant under the Prior Plan in accordance with its terms. As of May 14, 2025, no additional awards will be granted under the Prior Plan although awards under the Prior Plan that are outstanding will continue to vest in accordance with their terms. The offer and sale of Ordinary Shares issued pursuant to the terms of the Prior Plan were previously registered under the Registrant’s registration statements on Form S-8, file nos. 333-249328 and 333-274583, filed with the US Securities and Exchange Commission (the “Commission”) on October 5, 2020 and September 19, 2023, respectively.

The maximum number of Ordinary Shares that may be issued under the NQDC Plan shall be 6,600,000 to participants in the NQDC Plan in settlement of account balances that are notionally invested in Ordinary Shares under the NQDC Plan. The offer and sale of Ordinary Shares issued pursuant to the terms of the NQDC Plan were previously registered under the Registrant’s registration statement on Form S-8, file no. 333-278909, filed with the Commission on April 24, 2024 (the “Prior Registration Statement”). As of May 16, 2025, no Ordinary Shares will be issued under the Prior Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

All information required by Item 1 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

All information required by Item 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission pursuant to the Exchange Act, by the Registrant are incorporated into this Registration Statement by reference and shall be deemed to be a part hereof:

(a)the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 (file no. 001-39511) filed with the Commission on March 3, 2025 (the “2024 Form 10-K”);

(b)the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025 (file no. 001-39511) filed with the Commission on May 7, 2025;

(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on March 17, 2025 and May 15, 2025;

(d)the portions of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 3, 2025 that are specifically incorporated by reference into the 2024 Form 10-K; and

(e)the description of Ordinary Shares filed as Exhibit 4.1 to the 2024 Form 10-K, including any amendments or reports filed for the purposes of updating such description.

All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing of such reports and documents. The Registrant is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the Commission.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, in any subsequently filed amendment to this Registration Statement or in any document that is incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Except as described below, there is no provision of the Registrant’s memorandum of incorporation (the “Memorandum of Incorporation”) or the Registrant’s articles of incorporation (the “Articles of Incorporation”) or any contract, arrangement or statute, under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

In summary, Article 35 of the Articles of Incorporation provides that:

(a)subject to, and to the fullest extent permitted by, the provisions of the Companies (Guernsey) Law, 2008, as amended (the “Companies Law”), but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every director, alternate director, secretary, agent, other officer, employee or auditor of the Registrant or of a company which is or was a subsidiary undertaking of the Registrant or in which the Registrant has or had an interest (whether direct or indirect), and their respective heirs and executors (each, an “Indemnified Person”), shall be indemnified out of the assets of the Registrant against all actions, suits, proceedings, expenses and liability (collectively, “Indemnification Matters”) incurred by him or her or their respective heirs or executors for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs of the Registrant, provided that Article 35 of the Articles of

Incorporation shall be deemed not to provide for, or entitle any such Indemnified Person to, indemnification to the extent that it would cause Article 35 of the Articles of Incorporation, or any element of it, to be treated as void under the Companies Law or otherwise unlawful under the Companies Law;

(b)the Registrant shall pay the expenses (including lawyers’ fees) actually and reasonably incurred by an Indemnified Person in defending any Indemnification Matter in advance of its final disposition upon receipt of a written undertaking by or on behalf of such person to promptly repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under Article 35.1 of the Articles of Incorporation or otherwise. Payment of such expenses actually and reasonably incurred by such person may be made by the Registrant, subject to such terms and conditions as the directors in their discretion deem appropriate; and

(c)without prejudice to the provisions of Article 35.1 of the Articles of Incorporation (as set forth in paragraph (a) above), the board of directors of the Registrant may exercise all the powers of the Registrant to purchase and maintain insurance for or for the benefit of any person who is or was a director, alternate director, secretary, agent, other officer, employee or auditor of the Registrant or of a company which is or was a subsidiary undertaking of the Registrant or in which the Registrant has or had an interest (whether direct or indirect) in respect of any act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices in relation to the relevant body.

In summary, the Companies Law provides that:

(a)pursuant to Sections 157(1) and 157(3) of the Companies Law, any provision, whether contained in a company’s memorandum or articles of incorporation or in any contract with the company or otherwise, that purports to exempt a director (to any extent) from any liability that would otherwise attach to such director in connection with any negligence, default, breach of duty or breach of trust in relation to a Guernsey company is void;

(b)pursuant to Section 157(2) of the Companies Law, any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or an associated company, or a body corporate which is an overseas company and a subsidiary of the company, against any liability attaching to such director in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is void, except that Section 157(2) of the Companies Law:

•does not prevent a Guernsey company from purchasing and maintaining for a director of the company, or any associated company, insurance against any such liability (see Section 158 of the Companies Law); and

•does not apply to a qualifying third-party indemnity provision (see Section 159 of the Companies Law). Section 159(2) of the Companies Law provides that “third party indemnity provision” means provision for indemnity against liability incurred by a director to a person other than the company or an associated company, and such provision does not provide any indemnity against: (i) any liability of the director to pay (A) a fine imposed in criminal proceedings, (B) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (ii) any liability incurred by the director (A) in defending criminal proceedings in which he or she is convicted, (B) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him or her, or (C) in connection with an application for relief under Section 522 of the Companies Law in which the Royal Court of Guernsey refuses to grant him or her relief.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

(a)The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Description
4.1
Memorandum of Incorporation (incorporated by reference to Exhibit 1.2 to the Registration Statement on Form 20-F filed with the Commission pursuant to Section 12 of the Exchange Act on September 11, 2020).

4.2	Articles of Incorporation, adopted by special resolution dated August 20, 2024 (incorporated by reference to Exhibit 3.2 to the 2024 Form 10-K).
4.3
Burford Capital Limited 2025 Omnibus Incentive Compensation Plan, effective as of May 14, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on May 15, 2025).

4.4	Burford Capital Deferred Compensation Plan, effective as of February 1, 2021 and as amended and restated as of November 26, 2024 (incorporated by reference to Exhibit 10.5 to the 2024 Form 10-K).
4.5	Amendment No. 1 to the Amended and Restated Burford Capital Deferred Compensation Plan, effective as of November 27, 2024 (incorporated by reference to Exhibit 10.6 to the 2024 Form 10-K).
4.6
Amendment No. 2 to the Amended and Restated Burford Capital Deferred Compensation Plan, effective as of February 12, 2025 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Commission on May 15, 2025).

5.1*	Opinion of Ogier (Guernsey) LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Ogier (Guernsey) LLP (included in Exhibit 5.1).
24.1*	Power of attorney (included as part of the signature pages attached hereto).
107*	Filing fee table.
*	Filed herewith.

ITEM 9. UNDERTAKINGS.

A.The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

 (ii)     to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St Peter Port, Guernsey on May 16, 2025.

BURFORD CAPITAL LIMITED

By:	/s/ Rukia Baruti Dames
Name: Rukia Baruti Dames
Title: Authorized Person

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby severally and individually constitutes and appoints Mark N. Klein his or her true and lawful attorney-in-fact and agent with full powers of substitution to sign on his or her behalf, individually and in any and all capacities (including the capacities stated below), any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or Instruction E to Form S-8, in each case which relates to this Registration Statement, and all instruments or documents necessary or advisable in connection therewith and to file the same, with all exhibits thereto, and other instruments and documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent, full power and authority to perform each and every act and thing whatsoever necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as any of the undersigned might or could do in person, hereby ratifying and confirming everything that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on May 16, 2025.

Name and Signature	Title

/s/ Christopher Bogart	Principal Executive Officer and Director
Christopher Bogart

/s/ Jordan Licht	Principal Financial Officer
Jordan Licht

/s/ Charles Utley	Principal Accounting Officer
Charles Utley

/s/ John Sievwright	Chair of the Board of Directors
John Sievwright

/s/ Christopher Halmy	Vice Chair of the Board of Directors
Christopher Halmy

/s/ Rukia Baruti Dames	Non-Executive Director
Rukia Baruti Dames

/s/ Pamela Corrie	Non-Executive Director
Pamela Corrie

/s/ Robert Gillespie	Non-Executive Director
Robert Gillespie

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of Burford Capital Limited, has signed this Registration Statement or amendment thereto in the State of Delaware on May 16, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director